Exhibit 10.30

Working Cash®, Line of Credit, Investment Sweep Rider (Single Option)

THIS WORKING CASH®, LINE OF CREDIT, INVESTMENT SWEEP RIDER (“Working Cash Sweep Rider”) is made as of December 20, 2018 between Quality Gold, Inc., an Ohio corporation (“QGI”), MTM, Inc., a Delaware corporation (“MTM”), Gold Limited Liability Company, a California limited liability company (“Gold”), LogoArt LLC, a Kentucky limited liability company (“Logo”) (QGI, MTM, Gold, Logo, each a “Borrower”) and PNC Bank, National Association (“Bank”).

This Working Cash Sweep Rider is incorporated into and made part of that certain Revolving Credit Note dated as of the date hereof, as amended, restated or renewed from time to time (the “Note”), and also into certain other financing documents and security agreements executed by and between Borrower and Bank (the Note, together with all such documents are collectively referred to as the “Loan Documents”), including that certain Revolving Credit, Term Loan and Security Agreement dated as of the date hereof, between Bank and Borrower, as amended, restated or renewed from time to time (the “Credit Agreement”). Pursuant to the Credit Agreement, Bank has extended a line of credit (the “Line of Credit”) to Borrower, under which Borrower may borrow, repay and reborrow Revolving Advances at any time prior to the Revolving Note Maturity Date. As long as this Working Cash Sweep Rider has not been terminated, the following (i) outlines the terms under which Bank will make Revolving Advances under the Line of Credit and (ii) supersedes any provisions of the Loan Documents to the extent inconsistent herewith.

NOW, THEREFORE, with the foregoing background deemed incorporated by reference and made a part hereof, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.       DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given to those terms in the Schedule or in the Credit Agreement. For purposes of this Working Cash Sweep Rider the following terms shall have the following meanings:

(i)        “Available Investment Amount” shall mean the amount by which the Final Available Balance exceeds the Target Balance.

(ii)        “Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in the city in which Bank is located.

(iii)       “Final Available Balance” shall mean the collected balance in the DDA after all items have been posted for the Business Day.

(iv)       “Money Market Mutual Fund” shall mean the money market mutual fund described on the Schedule; provided that, following Borrower’s written request, the money market mutual fund selected may be changed with the consent of Bank and Borrower.

(v)       “PNC Bank Offshore Deposits” shall mean funds held in a deposit account at a PNC Bank, National Association branch in Nassau, Bahamas which earn interest at a rate determined by Bank to be the eurodollar deposit rate from time to time, in its sole discretion. The interest rate earned is based upon the amount on deposit, is not tied to any external rate or index and does not necessarily reflect the highest rate of interest offered by Bank to any particular class or category of customers.

Form 24B - Multistate Rev. 7/18

(vi)       “Transfer Amount” shall mean, the lesser of (a) the Available Investment Amount and (b) the amount by which the Investment Cap exceeds the actual balance of the applicable Investment.

2.       TRANSFER INSTRUCTIONS. During the term of this Working Cash Sweep Rider, the following instructions from Borrower to Bank shall apply to transfers of assets by the Bank from the Borrower's checking account (the “DDA”) listed on the Schedule set forth at the end of this Working Cash Sweep Rider (the “Schedule”) to the investment option selected by Borrower from time to time (the “Investment”), if any, currently either the Money Market Mutual Fund or the PNC Bank Offshore Deposits. The initial Investment selection is listed on the Schedule. The Borrower may change the selected Investment from time to time upon written notice to Bank.

At the close of each Business Day, Bank will review the activity in the DDA and will make transfers as follows:

Transfers from the DDA:

(A)	If the Final Available Balance is positive and there is an outstanding principal balance under the Line of Credit, Bank will debit the DDA and repay the outstanding principal balance under the Line of Credit as set forth in Section 4 of this Working Cash Sweep Rider.

(B)	If there is no outstanding principal balance under the Line of Credit (whether as a result of a payment in accordance with Section 4 of this Working Cash Sweep Rider or otherwise), then:

(i)	if the selected Investment is the Money Market Mutual Fund and the Transfer Amount is equal to or exceeds the Minimum Transfer Amount set forth on the Schedule, Bank will debit the Transfer Amount from the DDA and will transmit the Transfer Amount to the Money Market Mutual Fund on the next Business Day. Any funds transferred to the Money Market Mutual Fund will not be returned to the DDA until needed in the DDA, and the minimum amount that will be returned from the Money Market Mutual Fund to the DDA is the Minimum Transfer Amount; and

(ii)	if the selected Investment is the PNC Bank Offshore Deposits and the Transfer Amount is equal to or exceeds the greater of $100,000 or the Minimum Transfer Amount set forth on the Schedule, Bank will debit the Transfer Amount from the DDA and will transmit the Transfer Amount to PNC Bank Offshore Deposits on the same Business Day. All funds in PNC Bank Offshore Deposits will be returned to the DDA at the beginning of the next Business Day; and

(iii)	if no Investment is selected, then no additional transfer from the DDA will be made.

Transfers to the DDA:

(C)	If the Final Available Balance is less than the Target Balance by at least the amount of the Minimum Transfer Amount, and the Investment is held in a Money Market Mutual Fund, the Bank will direct a redemption and transfer from the Investment to the DDA, to the extent available, in an amount equal to the difference between the Target Balance and the Final Available Balance (the “Credit Amount”).

(D)	If the Final Available Balance is less than zero dollars ($0), after making all available transfers from the Investment, Bank will make an advance under the Line of Credit in an amount equal to the lesser of (a) the amount necessary to bring the balance in the DDA to zero dollars ($0), and (b) the amount, if any, available under the Line of Credit. All advances under the Line of Credit shall be evidenced by the Note and shall be deposited into the DDA.

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Borrower acknowledges and agrees that Bank shall have a reasonable period of time to implement the sweep feature set forth in this section and to implement any changes in the selected Investment initiated by the Borrower.

3.       INTEREST. Effective as of the date hereof, Bank has agreed that loans made by Bank under the Line of Credit shall bear interest at a variable rate per annum equal to the Daily LIBOR Rate plus the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans as specified in the Credit Agreement. All calculations of interest on the Line of Credit will be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

If Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the Daily LIBOR Rate, then Bank shall give notice thereof to Borrower. Thereafter, until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the interest rate on all amounts outstanding under the Line of Credit shall be equal to the Base Rate (the “Alternate Rate”).

In addition, if, after the date of this Working Cash Sweep Rider, Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make or maintain or fund loans bearing interest based on the Daily LIBOR Rate, Bank shall notify Borrower. Upon receipt of such notice, until Bank notifies Borrower that the circumstances giving rise to such determination no longer apply, the interest rate on all amounts outstanding under the Line of Credit shall be the Alternate Rate.

For purposes hereof,

“Base Rate” shall mean the highest of (i) the Prime Rate, (ii) the sum of the Overnight Bank Funding Rate plus fifty (50) basis points (0.50%), and (iii) the sum of the Daily LIBOR Rate plus 100 basis points (1%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any advance bearing interest at a rate based on the Base Rate will change automatically without notice to Borrower, effective on the date of any such change.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Bank by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency fundings by banks on such day; provided, however, if the Daily LIBOR Rate determined as provided above would be less than zero, then such rate shall be deemed to be zero. The rate of interest will be adjusted automatically as of each Business Day based on changes in the Daily LIBOR Rate without notice to the Borrower.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by  U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB  (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate);  provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further,  that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

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“Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Bank).

4.       PAYMENTS. Interest will be due and payable on or about the first day of each month and will be charged to the DDA. All fees and expenses due to Bank will be charged to the DDA. If there are insufficient funds in the DDA to pay interest and/or the fees and expenses due, Bank shall, on behalf of Borrower, make an advance under the Line of Credit to the extent Borrower has availability thereunder. Otherwise, any unpaid interest and fees and expenses will be immediately due and payable by Borrower. At the end of any Business Day, any Final Available Balance in the DDA shall be automatically applied to the repayment of the outstanding principal balance under the Line of Credit.

5.       EVENT OF DEFAULT. Pursuant to the terms of the Loan Documents, Bank will not be obligated to make any advance under the Line of Credit if any Default or Event of Default shall have occurred and be continuing.

6.       STATEMENTS; SECURITY INTEREST. All transfers between the DDA and the Investment will be shown on the monthly statement for the DDA. Investment balances will be shown on a separate monthly statement. Dividends paid by the Money Market Mutual Fund will be credited to the DDA account. Interest earned on PNC Bank Offshore Deposits will be credited to the DDA on the second Business Day of the following month. Bank shall have, with respect to Borrower’s obligations to the Bank and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and Borrower hereby assigns, conveys, delivers, pledges and grants a security interest to Bank in all of Borrower's right, title and interest in and to, all of Borrower’s deposits, moneys, securities and other investment property now or hereafter in the possession of or on deposit with, or in transit to, the Investment, the Bank or any direct or indirect subsidiary of The PNC Financial Services Group, Inc. Upon written direction from Bank, and without further consent from Borrower, the custodian for the Investment is authorized to comply with all entitlement orders, instructions and directions of any kind originated by Bank concerning the Investment.

7.       INVESTMENTS; LIMITATION OF LIABILITY. Bank has forwarded to Borrower all required investment disclosures for the Investment, including the prospectus for the Money Market Mutual Fund, if applicable, and Borrower has selected such Investment. Borrower acknowledges receipt of the prospectus and other disclosures for the Money Market Mutual Fund, if applicable, and further acknowledges that Bank has not provided any advice or recommendations of any kind with respect to the selection of the Money Market Mutual Fund. Borrower acknowledges that the provision of the services outlined in this Working Cash Sweep Rider does not create a fiduciary relationship between Borrower and Bank. Borrower represents to Bank that it has all necessary authority to invest in the Investment selected. All Investment selections are made at Borrower’s own risk and are without recourse to Bank. The Investment involves investment risk, including possible loss of principal amount invested and the other risks described in the Disclosure included in this Working Cash Sweep Rider. The Investment is neither insured nor guaranteed by the U.S. Government and in the event of the Bank’s liquidation, the portion of the Investment in PNC Bank Offshore Deposits would be treated as unsecured, non-deposit liabilities. PNC Bank Offshore Deposits are maintained within the Bank’s Nassau, Bahamas branch and payment thereof may be demanded only at that office. The Bank and its affiliates may provide investment advisory and other services to or for the Money Market Mutual Fund and, if such services are provided, shall be compensated for such services. Bank may vote any proxy received with respect to the Money Market Mutual Fund, in its sole discretion, including voting to change fees paid by the Money Market Mutual Fund to Bank or its affiliates. The Bank may revise the Investment options available from time to time upon notice to Borrower.

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In performing services hereunder, Bank will be governed by a standard of ordinary care. Bank shall not be liable for any actions of the transfer agent, custodian or distributor of the Money Market Mutual Fund or any other third party. In any event, Bank shall not be liable for any indirect, consequential, incidental, punitive, exemplary or special losses, damages or expenses (including counsel fees) which Borrower may incur or suffer, whether or not the possibility or likelihood of such damage was known or contemplated by Bank. In no event will Bank be liable for its inability to perform its obligations hereunder if such inability arises out of causes beyond its reasonable control.

8.       TERMINATION. This Working Cash Sweep Rider may be terminated by either party upon written notice to the other. Notwithstanding the prior sentence, this Working Cash Sweep Rider may be immediately terminated by Bank without notice upon (i) the filing by or against Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and in the case of any such proceeding instituted against Borrower, such proceeding is not dismissed or stayed within thirty (30) days of the commencement thereof, provided that Bank shall not be obligated to advance additional funds during such period); or (ii) any assignment by Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of Borrower held by or deposited with Bank.

If this Working Cash Sweep Rider is terminated, Bank shall in its discretion (i) direct the redemption of all Money Market Mutual Fund balances and (ii) transfer all funds in the Investment to the DDA to cover any negative balance in the DDA and to repay amounts owed under the Line of Credit, in such order as the Bank may determine. Following such transfer from the Investment, the transfer instructions set forth in Section 2 of this Working Cash Sweep Rider and all other provisions stated herein shall no longer apply, and the terms of the Loan Documents (without giving effect to this Working Cash Sweep Rider) shall thereafter govern the Line of Credit.

9.       FEES. The Bank’s monthly fee for its services relating to this Working Cash Sweep Rider is set forth on the Schedule. Such fee may be modified by Bank from time to time upon written notice to Borrower. Bank may be separately and additionally compensated or may derive profit in connection with the Investment.

10.       MISCELLANEOUS. No modification, amendment or waiver of, or consent to any departure by Borrower from, any provision of this Working Cash Sweep Rider will be effective unless made in a writing signed by Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, the Bank may modify this Working Cash Sweep Rider for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Borrower (which notice may be given by electronic mail). No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. If any provision contained in this Working Cash Sweep Rider should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions. This Working Cash Sweep Rider may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

11.       ELECTRONIC SIGNATURES AND RECORDS. Borrower agrees that this Working Cash Sweep Rider, the other Loan Documents, any amendments thereto, and any other information, notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at Bank’s option, be in the form of an electronic record. Any Communication may, at Bank’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this section may include, without limitation, use or acceptance by Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

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12.       ENTIRE AGREEMENT. This Working Cash Sweep Rider and the Loan Documents and all of the documents and instruments referenced therein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

13.       SUCCESSORS AND ASSIGNS. This Working Cash Sweep Rider will be binding upon and inure to the benefit of Borrower and Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that Borrower may not assign this Working Cash Sweep Rider in whole or in part without Bank’s prior written consent; and Bank may, at any time, assign any of its rights and obligations under this Working Cash Sweep Rider in whole or in part.

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- 6 -	Form 24B - Multistate Rev. 7/18